Exhibit (a)(5)(E)

NBIX – IR FAQ

BUSINESS / DEAL

1.	Why is Neurocrine acquiring Soleno Therapeutics and why now?
a.	VYKAT XR is a first-in-class medicine, consistent with INGREZZA and CRENESSITY, and aligned with our commitment to innovative medicines for patients with high unmet need
b.	Neurocrine is acquiring a de-risked commercial asset with strong early validation
c.	VYKAT XR sits at the intersection of neuroscience and endocrinology and is an excellent strategic fit
d.	VYKAT XR provides an opportunity to drive long-term revenue growth and portfolio diversification
2.	When will the tender offer commence? When do you expect the deal to close?
a.	Under the terms of the merger agreement, Neurocrine will commence a cash tender offer to acquire all of the outstanding shares of Soleno’s common stock in approximately 10 business days
b.	We expect the transaction to close within approximately 90 days, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals
3.	Why a tender offer?
a.	A tender offer provides an efficient and commonly used method of completing the transaction
4.	Do you expect shareholders to tender their share?
a.	We are confident that the transaction’s attractive, all-cash premium delivers compelling value for all Soleno shareholders
5.	What synergies do you bring to Soleno stand-alone?
a.	This transaction is about acquiring an additional first-in-class medicine to accelerate revenue growth and portfolio diversification strategy
b.

With that said, we bring scaled commercial and medical capabilities in endocrinology and rare disease, and as seen with INGREZZA and CRENESSITY, a deep experience in driving diagnosis, access, and persistence

c.	Neurocrine has the infrastructure to support sustained long-term growth
6.	What are the key risks investors should think about?
a.	We conducted a thorough diligence process
b.	As with any rare disease launch, execution around diagnosis and access is critical
c.	There are typical commercial dynamics in specialized markets to manage
d.	Ensuring seamless integration is important, which we believe will be the case given we are like-minded, lean organizations
e.	Overall, we view the risk reward as highly attractive given the profile and price
7.	How should we think about the acquisition price?
a.	We are acquiring Soleno for $53 per share, representing approximately $2.9 billion in equity value
b.	This reflects a premium of approximately 34% to the prior close and 51% to the 30-day VWAP
c.	We believe this represents an attractive risk-adjusted return given the durability and growth profile
8.	Does this deal impact your ability to do additional business development?
a.	We remain highly disciplined in our capital allocation approach
b.	This transaction strengthens our growth profile while maintaining flexibility
c.	We continue to have the capacity and appetite to pursue additional strategic opportunities over time
9.	What are your plans for Europe? Would you consider partnering?
a.	Our deal value and model contemplate the U.S. opportunity in Prader-Willi syndrome (PWS)
b.	We have no plans for bringing VYKAT XR to Europe at the moment
c.	This is deliberate and intentional, and similar to our approach with CRENESSITY
d.	Our focus is on the U.S. opportunity
10.	What are your plans for additional indications?
a.	Our deal value and model contemplate the U.S. opportunity in PWS
b.	We will evaluate potential expansion into additional indications over time and prioritize based on strategic fit and resource allocation

COMMERCIAL

11.	What are you seeing in the launch so far?
a.	We’ve seen strong early uptake following the 2025 launch, reflecting significant unmet need in PWS
b.	VYKAT XR generated $190M in 2025, including $92M in the fourth quarter, reinforcing confidence in the trajectory
c.	The launch dynamics are consistent with a foundational therapy in a rare disease setting
d.	We’ve closely tracked other orphan disease launches, and this is performing at a notably strong level in the initial launch
12.	Can you comment on Q1 trends or on Soleno expectations to achieve 1,000 new patient starts in 2026?
a.	We are not going to comment on specific quarterly trends or Soleno’s annual projection since we don’t yet own the asset
b.	We conducted thorough diligence
c.	Combined with strong early uptake, we are comfortable framing this as a blockbuster opportunity
13.	How do you think about blockbuster potential for VYKAT XR?
a.	We don’t own the asset yet
b.	We’ll provide more detail post-close
c.	Soleno did an excellent job with the label; clean/straightforward label that supports broad access, which feels similar to CRENESSITY
d.	Combined with strong early uptake, we are comfortable framing this as a blockbuster opportunity
14.	How do you plan to grow the asset?
a.	We see a clear opportunity to leverage our rare disease medical and commercial infrastructure to expand reach
b.	We can enhance medical education, patient identification, access, and patient support
15.	How differentiated is VYKAT XR? How should we think about durability of revenue?
a.	PWS is a chronic condition requiring lifelong management, supporting sustained demand
b.	VYKAT XR is the first and only FDA-approved therapy for hyperphagia in PWS
c.	VYKAT XR directly addresses the defining symptom of the disease
d.	We expect VYKAT XR to be positioned as a foundational standard of care, and is supported by strong intellectual property that we expect to extend into the mid-2040s

FINANCE

16.	How will the deal be financed?
a.	The transaction will be funded with cash on hand, supplemented by a modest amount of pre-payable debt
b.	This approach allows us to maintain a disciplined capital structure
c.	Importantly, the transaction is not subject to any financing condition
17.	Why is this deal attractive from a financial perspective?
a.	Commercial-stage asset with blockbuster potential
b.	It enhances our near- and long-term revenue trajectory as a company while diversifying the portfolio
c.	Post-deal close, the acquisition will be immediately accretive to revenue and non-GAAP EPS in 2026
d.	VYKAT XR is supported by strong intellectual property that we expect to extend into the mid-2040s, providing a durable platform for long-term value creation
e.	The durability of VYKAT XR and profit profile supports an attractive long-term return for shareholders

IP

18.	How durable is IP for VYKAT XR?
a.	We were pleased to learn that we have a similar philosophy with Soleno regarding IP strategy
b.	There are many consistencies between our approaches
c.	We have conducted extensive IP diligence and believe VYKAT XR will have IP protection into the mid-2040s
d.	Taken together, we feel very confident in the long-term durability of the asset
19.	How do you think about generic risk?
a.	Our diligence supports a long-term, sustainable revenue profile
b.	The VYKAT XR label specifies that diazoxide IR is not substitutable for VYKAT XR
20.	How do you think about competition?
a.	We conducted thorough diligence
b.	VYKAT XR is the first and only FDA-approved therapy for hyperphagia in PWS
c.	Since its FDA approval and successful U.S. launch in the second quarter of 2025, VYKAT XR has demonstrated strong early adoption
d.	VYKAT XR directly addresses the defining symptom of the disease
e.	We expect VYKAT XR to be positioned as a foundational standard of care

CLINICAL

21.	What did you see in clinical diligence that gave Neurocrine conviction in the asset?
a.	VYKAT XR has a broad, clean label
b.	VYKAT XR has compelling efficacy and the impact it has on patients and their families’ lives is enormous
c.	We heard encouraging feedback from KOLs and the Prader-Willi syndrome patient community
d.	Significant unmet need will drive durable utilization
22.	How do you think about safety and tolerability / discontinuation rates?
a.	We conducted a thorough diligence process
b.	VYKAT XR has a compelling risk-benefit profile in the context of a very serious disease
c.	Since its FDA approval and successful U.S. launch in the second quarter of 2025, VYKAT XR has demonstrated strong early adoption

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of each of Soleno and Neurocrine, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 5, 2026, by and among Soleno, Neurocrine, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement; the possibility of any termination of the Merger Agreement; the prospective benefits of the proposed transaction; Neurocrine’s strategy, plans, objectives, expectations (financial or otherwise) and intentions with respect to its future financial results and growth potential, anticipated product portfolio, development programs and patent terms; the estimated occurrence of PWS; the estimated U.S. population of PWS patients; and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “will,” “would” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Soleno’s stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions in the Merger

Agreement may not be satisfied or waived; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Neurocrine will not be able to integrate Soleno successfully or that such integration may be more difficult, time-consuming or costly than expected; disruption from the proposed transaction, making it more difficult for either company to conduct business as usual or maintain relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed transaction on the market price of Neurocrine’s common stock and/or Neurocrine’s operating results, including the possibility that if the parties do not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Neurocrine’s common stock could decline; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; Neurocrine’s ability to fund the proposed transaction; the time-consuming and uncertain regulatory approval process; the degree and pace of market uptake of Soleno’s commercial product, VYKATTM XR (diazoxide choline); the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of Neurocrine’s cash flows and capital resources; Neurocrine’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Neurocrine and Soleno, including those described from time to time under the caption “Risk Factors” and elsewhere in Neurocrine’s and Soleno’s respective filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q and other filings filed with the SEC, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Neurocrine and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Soleno. Any forward-looking statements are made based on the current beliefs and judgments of Neurocrine’s and Soleno’s respective management teams, and the reader is cautioned not to rely on any forward-looking statements made by Neurocrine or Soleno. Except as required by law, Neurocrine and Soleno do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Soleno described in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Neurocrine and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to purchase outstanding shares of Soleno will only be made pursuant to an offer to purchase and related tender offer materials that Neurocrine and its acquisition subsidiary intend to file with the SEC. At the time that the tender offer is commenced, Neurocrine and its acquisition subsidiary will file a tender offer statement on Schedule TO, and Soleno will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF SOLENO ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION

THAT INVESTORS AND STOCKHOLDERS OF SOLENO SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal) will be made available at no expense on Neurocrine’s website at neurocrine.com/investors and (once they become available) will be mailed to the stockholders of Soleno free of charge. The Solicitation/Recommendation Statement and other documents filed with the SEC by Soleno will be available at no expense at Soleno’s website at investors.soleno.life. The information contained in, or that can be accessed through, Neurocrine’s and Soleno’s respective websites are not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Neurocrine and Soleno will be made available at no charge by directing a request to the information agent for the tender offer, which will be named in the Schedule TO. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Neurocrine and Soleno each file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Neurocrine or Soleno with the SEC for free on the SEC’s website at www.sec.gov.